Exhibit 16

October 30, 1997

Offices of the Chief Accountant
SECPS Letter File
Securities and Exchange Commission
Mail Stop 9-5
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:      Texas Equipment Corporation
         Commission File Number: 33-47921-A

Dear Ladies and Gentlemen;

We were previously accountants and auditors for Texas Equipment Corporation and under the date of February 12,1997, we reported on the consolidated financial statements of Texas Equipment Corporation and Subsidiaries for the years ended December 31, 1996 and 1995. On October 30, 1997, we resigned.

In connection with the audits of its two fiscal years ended December 31, 1996 and the subsequent interim periods through October 30, 1997, there were no disagreements with Texas Equipment Corporation on any matters of accounting principles or practices, financial statement disclosures, or auditing scope or procedures, which disagreements if not resolved by us would have caused us to make references in connection with our opinion to the subject matter of the disagreement.

Our audit reports on the consolidated financial statements of Texas Equipment Corporation and Subsidiaries as of and for the years ended December 31, 1996 and 1995, did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

We resigned as principal accountants and auditors because we believe that the current internal control structure of Texas Equipment Corporation is not adequate to develop reliable financial statements.



Very truly yours,

/s/ Michael J. Killman

Michael J. Killman, CPA
Killman, Murrell & Company, P.C.